MEMORANDUM AMENDING AGREEMENT

THIS AGREEMENT dated January 14, 2004 (“Effective Date”) is between:

CTI DIVERSIFIED HOLDINGS INC.
(the “Lender”)

OF THE FIRST PART

and

FLOWRAY INC. and FLOWSTAR TECHNOLOGIES INC.
(the “Borrowers”)

OF THE SECOND PART

BACKGROUND

A.	The Lender and the Borrowers entered into a Memorandum of Agreement dated March 25, 2003 (“Memorandum”).

B.	The Parties desire to amend the terms and conditions of the Memorandum as set forth in this agreement (the “Amendment”).

AGREEMENTS

                    For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

1.1	The parties agree that the existing sections 3 and 4 of the Memorandum shall be amended and replaced with the following:

3.              The Borrowers shall accrue interest to the Lender on the Promissory Notes starting six months from the date the funds were advanced at the rate of 5% per annum, calculated monthly on the last day of the month, not in advance, on the outstanding balance owing on the Promissory Notes until the full amount owing on the Promissory Notes, including interest, is paid in full. The interest shall be payable quarterly commencing September 30, 2004.

4.

a)
The Promissory Notes shall be due and payable five years from the date each Promissory Note is signed (“Due Date”). In the event that the parties fail to agree on the Due Date, then the Promissory Notes shall be due and payable 5 (five) years from the Effective Date above.

	b)	In the event of the sale or disposition of all the Shares of either of the Borrowers to an unrelated third party then the Promissory Notes shall be due and payable forthwith on demand.

1.2	The parties acknowledge that as of the Effective Date of this Amendment, that the Lender has loaned:

1

	a)	Flowray Inc. a total of five hundred and ten thousand Canadian dollars (CDN $510,000)

	b)	Flowstar Technologies Inc. a total of one million three hundred thousand Canadian dollars (CDN $1,300,000)

1.3
The Lender further agrees to lend to the Borrowers an additional sum of four hundred and forty thousand Canadian dollars (CDN $440,000) (“Additional Loan”) as required by the Borrowers from time to time upon the Borrowers providing thirty (30) days notice to the Lender. The Additional Loan may be reduced or replaced by conventional financing as arranged.

IN WITNESS WHEREOF the parties have signed this amending agreement as of the date and year first above written.

FLOWSTAR TECHNOLOGIES INC.
Per:

/s/ Greg Burhhardt
Greg Burghardt

FLOWRAY INC.
Per:

/s/ Greg Burhhardt
Greg Burghardt

CTI DIVERSIFIED HOLDINGS, INC.
Per:

/s/ John Anderson
John Anderson